  Exhibit 99.1

Solitron Devices, Inc. Announces Preliminary Unaudited Fourth Quarter Sales and Bookings

WEST PALM BEACH, Fla., April 12, 2018 (GLOBE NEWSWIRE) -- Solitron Devices, Inc. (OTCBB:SODI) (“Solitron” or the “Company”) today announced an update on recent financial results.

For the quarter ended February 28, 2018 (unaudited) (fourth quarter of fiscal 2018):

●
Sales in the fourth quarter of fiscal 2018 increased by 25% to approximately $1.9 million versus approximately $1.6 million in the fourth quarter of fiscal 2017.

●
Bookings in the fourth quarter of fiscal 2018 decreased by 39% to approximately $4.0 million versus approximately $5.3 million in the fourth quarter of fiscal 2017.

●
Backlog at the end of the fourth quarter of fiscal 2018 decreased by 13% to approximately $7.3 million versus approximately $8.3 million at the end of the fourth quarter of fiscal 2017.

●
Total cash and securities was approximately $2.6 million at the end of the fourth quarter of fiscal 2018 versus approximately $3.1 million at the end of the fourth quarter of fiscal 2017.

●
Accounts receivable at the end of the fourth quarter of fiscal 2018 was approximately $1.4 million versus approximately $0.7 million at the end of the fourth quarter of fiscal 2017.

●
Total liabilities at the end of the fourth quarter of fiscal 2018 was approximately $1.4 million versus approximately $0.9 million at the end of fourth quarter of fiscal 2017.

For the fiscal year ended February 28, 2018 (unaudited):

●
Sales in fiscal 2018 increased by 25% to approximately $9.3 million versus approximately $7.4 million in fiscal 2017.

●
Bookings in fiscal 2018 decreased by 17% to approximately $8.3 million versus $9.9 million in fiscal 2017.

While sales increased by 25% in the fourth quarter of fiscal 2018 versus the prior year fiscal quarter they still fell short of management’s expectations.  The shortfall related to the continuation into the fourth quarter of the issues noted in our previous press release announcing preliminary unaudited third quarter results: 1) difficulties encountered in manufacturing some products along with extensive qualification testing for a distribution agreement entered into in the fourth quarter of fiscal 2017, and 2) delivery problems by a supplier of raw materials used in two of our larger contracts.   We have begun shipping the affected items in Q1 of fiscal 2019.

The Company is seeking to grow revenues and expects growing pains to be a natural part of that process.  We currently do not expect to materially increase our investment in property and equipment; however, we have materially added to our engineering staff in order to address the growing pains and expand our capabilities.  The increased cost in fiscal 2018 was approximately $0.5 million, which consisted of hiring additional personnel and replacing some personnel with personnel possessing greater skills and experience that we needed to compensate at a higher level.  While the additional cost results in a reduction in earnings in the short term, we believe that it will broaden and strengthen our capabilities which will in the long term lead to higher sales and higher future profitability.

As noted above, bookings in the fourth quarter of fiscal 2018 were approximately $4.0 million versus approximately $5.3 million in the fourth quarter of fiscal 2017.  Approximately $0.8 million of the reduction was due to a reduction in the size of a large order versus the prior year.  This was expected, as we had been informed by the customer that there would be two orders instead of the typical one.  The second order is expected to be awarded toward the end of the second quarter of fiscal 2019.  In aggregate, the two orders are expected to be approximately $1.5 million larger than in prior years.

The investigation pertaining to certain matters relating to the Company’s historical inventory reserves is ongoing.  Depending on the results of the investigation, the Audit Committee will determine whether a restatement of previously issued financial statements is necessary.  The results of the investigation may also impact management’s review of the Company’s inventory policies and assessment to date regarding the extent to which inventory will be written down for the fiscal year ended February 28, 2017 and result in changes to management’s prior review and assessments. The Company intends to take the appropriate measures to correct any gaps or deficiencies in internal controls that may be discovered in the investigation to ensure that the financial statements are complete and accurate in all material respects.

These preliminary, unaudited results for the fourth quarter and fiscal years ended 2017 and 2018 are based on management's review of operations for those periods and the information available to the Company as of the date of this press release and remain subject to the completion of the Company's review procedures and the audit of the Company’s annual financial statements by an independent registered public accounting firm to be retained by the Company. Final adjustments and other material developments may arise between the date of this press release and the date the Company files with the Securities and Exchange Commission (“SEC”) its Annual Report on Form 10-K for the year ended February 28, 2018.  Our current independent registered public accounting firm has not reviewed or performed any procedures with respect to the preliminary financial information presented for the fiscal year ended February 28, 2018, nor has it completed the audit for the fiscal year ended February 28, 2017.

The information presented in this press release should not be considered a substitute for the financial information to be filed with the SEC in the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2018 once it becomes available. The Company has no intention or obligation to update the preliminary estimated unaudited financial results in this release prior to filing its Annual Report on Form 10-K for the year ended February 28, 2018.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes and Standard Military Drawings voltage regulators, are sold as standard or catalog items. The Company was incorporated under the laws of the State of New York in March 1959 and reincorporated under the laws of the State of Delaware in August 1987.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s preliminary year-end results and fourth quarter results.  Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) the Audit Committee’s ability to complete the investigation; (2) the results of the investigation and the impact of the results on the Company’s previously issued financial statements and the Company’s inventory policies and assessments; (3) our ability to properly account for inventory in the future, (4) our ability to protect the Company’s net operating losses and tax benefits, (5) changes in our stock price, corporate or other market conditions; (6) the loss of, or reduction of business from, substantial clients; (7) our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance; (8) changes in government policy or economic conditions; (9) increased competition; (10) the uncertainty of current economic conditions, domestically and globally; and (11) other factors contained in the Company’s Securities and Exchange Commission filings, including its Form 10-K, 10-Q and 8-K reports.

Tim Eriksen
Chief Executive Officer
(561) 848-4311
Corporate@solitrondevices.com